Exhibit 99.2

Hershey Foods Reaffirms Its Strength

HERSHEY, Pa., September 18, 2002 – The Board of Directors, management and employees of Hershey Foods Corporation (NYSE:HSY) today reaffirmed their commitment to the long-term, value-enhancing strategy embarked upon earlier this year. The company affirmed the termination of the sale process and also stated that its Board of Directors has not been approached by the Milton Hershey School Trust regarding repurchasing stock from the Trust, nor does it have any intention of renewing the stock repurchase proposal previously rejected by the Trust prior to the commencement of the sale process.

            Richard H. Lenny, Chairman, President and Chief Executive Officer, said, “There has been significant disruption to our company, employees and the communities in which we live and work over the past few months. However, Hershey Foods remains a competitively advantaged market leader in an attractive category. We also have a truly outstanding workforce, one that consistently has maintained focus and shown courage in the face of significant uncertainty about our future as an independent company. Our mission, as always, is to bring our energy and attention to the task of building our brands and capitalizing on the immense strengths that were so clearly evident to potential acquirers.”

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Contact: John C. Long: (717) 534-7631